Exhibit 10.1

ADVISORY BOARD CHAIRMAN
CONSULTING AGREEMENT

This ADVISORY BOARD CHAIRMAN CONSULTING AGREEMENT (the “Agreement”), dated September 20, 2007, by and between MILLENNIUM CELL INC., a Delaware corporation, (the “Company”), and LLEWELLYN J. “BUD” EVANS, JR., an individual (the “Consultant”).

RECITALS

WHEREAS, the Company is engaged in the development of hydrogen battery technology for use in portable electronic devices and remote power applications for the, military, medical, industrial and consumer markets (the “Business”);

WHEREAS, the Company has established an advisory board (the “Advisory Board”) to assist the Board of Directors and senior management of the Company in promoting the Company’s products and technology to the appropriate government and military agencies and prime military contractors with the objective of enhancing the use of the products and the widespread adoption of the technology in a wide range of targeted applications (the “Advisory Board Purpose”).

WHEREAS, the Consultant is a member of the Board of Directors of the Company;

WHEREAS, the Consultant has demonstrated extensive knowledge, skill and expertise in areas related to the Advisory Board Purpose;

WHEREAS, the Company desires to retain the benefit of the Consultant’s services as the Chairman of the Advisory Board;

WHEREAS, the Company also desires to (i) keep confidential and secret all information the Consultant has regarding the operations of the Business and (ii) secure the Consultant’s agreement not to compete with the Business under the certain circumstances and for the certain time periods described in this Agreement;

WHEREAS, the Consultant understands the necessity of keeping the aforementioned information confidential and secret, recognizes the proprietary nature of such information and agrees not to compete with the Business under the certain circumstances and for the certain time periods specified in this Agreement;

WHEREAS, the Company is willing to compensate the Consultant for his services as a consultant to the Company and member of the Advisory Board, together with his noncompetition and nondisclosure covenants, all upon the terms, covenants and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the compensation paid hereunder, the mutual covenants, agreements and promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby agreed and acknowledged, the parties hereto, intending to be legally bound, agree as follows:

(1)	Definitions.

(a)	“Affiliate” means any Person (as hereinafter defined) now or hereafter controlling, controlled by, or under common control with another Person.

(b)
“Area” means (i) the Borough of Eatontown, New Jersey, Monmouth County, New Jersey, the adjacent counties in New Jersey, the rest of the State of New Jersey, the states contiguous thereto, and each other state in the United States where the Company conducts the Business or has conducted the Business.

(c)	“Board” means the Board of Directors of the Company.

(d)
“Cause” means (A) the commission of any act by the Consultant constituting financial dishonesty against the Company or its Affiliates; (B) the commission of a felony; (C) the commission of or act by the Consultant involving moral turpitude that brings the Company, or its Affiliates in public disrepute or disgrace or causes harm to the conduct by the Company or its Affiliates of the Business; (D) incompetence of the Consultant resulting or arising out of the use or reporting to work under the influence of alcohol, narcotics, other unlawful drugs or controlled substances; or (E) any material breach of this Agreement, including without limitation, any breach of Sections 7 and 8; or (F) the failure of the Consultant to perform in all material respects his duties as required hereunder.

(e)	“Commencement Date” means the date of this Agreement.

(f)	“Consulting Fee” has the meaning set forth in Section 3.

(g)	“Consulting Period” has the meaning set forth in Section 2(a).

(h)
“Ordinary Course of Business” means the conduct of the business and affairs of the Company or its Affiliates in the usual and ordinary course and in a manner which advances the purposes and is in the best interest of the Company and its Affiliates.

(i)	“Person” means any individual, corporation, firm, partnership, limited liability company or other business entity whether or not such entity is operated for profit.

(j)
“Proprietary Information” means all information or data with respect to the conduct or details of the Business (whether constituting a trade secret or not) including, without limitation, methods of operation, customers and customer lists, supplier lists, sales data, details of contracts with customers, consultants, suppliers or employees, products, proposed products, former products, proposed, pending or completed acquisitions of any company, division, product line or other business unit, prices and pricing policies, fees, costs, patents, trademarks, trade names, plans, designs, drawings, specifications, models, programs, cards, tapes , disks, printouts, manuals, guides, notes, technology, inventions, trade secrets, know-how, software, marketing methods, policies, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters of the Company.

(k)	“Publicly Traded” with respect to the Common Stock, means listed for trading on any national or regional securities exchange or the OTC Bulletin Board.

(l)	“VP of Government Relations” means the Vice President of Government Relations of the Company.

(2)	Consulting Period and Duties with the Company.

(a)
Consulting Period. During 2007, the Consultant shall be available as a consultant to the Company from the date hereof (the “Commencement Date”) through and including December 31, 2007. Thereafter, and provided that the Consultant continues to serve as a consultant to the Company, the consulting period shall continue for consecutive periods of one (1) year each. The period during which the Consultant shall be available as a consultant to the Company shall be referred to herein as the “Consulting Period” Notwithstanding anything contained herein with respect to the term of the Consulting Period, the Company may at any time terminate this Agreement pursuant to Section 6 hereof upon giving notice to the Consultant to such effect.

(b)
Effectiveness. This Agreement shall become effective upon: (a) the authorization by the Board with respect to the establishment of the Advisory Board and the approval of the charter thereof, and (b) approval by the Board of this Agreement.

(c)
Duties. During the Consulting Period, the Consultant shall make himself available to perform such promotional, consulting, informational and analytical services as may reasonably be requested by the Company (the “Consulting ervices”). The Consultant shall report directly to the Board at regularly scheduled meetings, and shall use his best efforts to further the Advisory Board Purpose. The Consulting Services shall include the following:

(i)
act as Chairman of the Advisory Board and call and attend a maximum of four (4) meetings of the Advisory Board per year in a location in the Washington DC area designated by the VP of Government Relations;

(ii)
Determine, after consultation with the VP of Government Relations, which employees of the Company, in addition to the VP of Government Relations shall attend meetings of the Advisory Board and request the presence of such employees.

(iii)	communicate with the VP of Government Relations and other employees of the Company, as appropriate, to stay abreast of the Company’s products and technology development initiatives;

(iv)
promote the Company’s products and technology to the appropriate government and military agencies and prime military contractors with the objective of enhancing the use of those products and the widespread adoption of the technology in a wide range of targeted applications;

(v)
recommend improvements to and revisions in the Company’s strategy and approach to selling and marketing its products and technology to government and military agencies and prime military contractors; and

(vi)
introduce appropriate Company personnel to key decision makers in government and military agencies and prime military contractors to enhance credibility and confidence in the Company’s products and technology.

(d)
Company Policies. The Consultant agrees to comply with all policies applicable to him of the Company in effect from time to time, including without limitation, the Company’s insider trading policy and guidelines with respect to certain transactions in Company securities, as approved by the Board and in effect from time to time (the “Insider Trading Policy”). The Consultant acknowledges that by being a member of the Advisory Board and a party to this Agreement he is an “Insider” under the Insider Trading Policy. The Consultant agrees that he will refrain from trading in any of the Company’s securities without first complying with the Company’s “pre-clearance” process as set out in the Insider Trading Policy. The Consultant may request a copy of the current Insider Trading Policy from the Company’s Vice President of Administration. The Company is in the process of reviewing the Insider Trading Policy, and it agrees that it shall provide the Consultant with a copy of the Insider Trading Policy upon the Board’s approval of an amendment and/or restatement of such policy. The Consultant agrees that he will certify to the Company that he has carefully read, understands and agrees to comply with the Insider Trading Policy at each such time as the Board has approved an amended and/or restated Insider Trading Policy.

(3)
Compensation. For each full year during which the Consultant serves as a consultant to the Company in accordance with the terms of this Agreement (and prorated (based upon a year consisting of 365 days) for 2007 and for any other less than full year period during which the Consultant so serves as a consultant to the Company), the Company shall pay to the Consultant, and the Consultant shall accept from the Company in full payment for the Consulting Services rendered to the Company pursuant to Section 2 hereof and for the Consultant’s nondisclosure and noncompetition covenants pursuant to Sections 7 and 8, respectively, the following compensation:

(a)
an honorarium in an amount as determined by the Board of Directors of the Company (which for the remainder of 2007 shall be based upon a full year honorarium equal to Seven Thousand Five Hundred Dollars ($7,500));

(b)	an amount equal to One Thousand Dollars ($1,000) in compensation for each Advisory Board meeting the Consultant attends.

(c)
subject to the approval by the Board, the Consultant will receive a grant of options to purchase such number of shares of the Company’s common stock, par value $0.001 per share, as the Board of Directors of the Company shall determine (which for the remainder of 2007 shall be based upon a full year stock option award consisting of Twenty-Two Thousand Five Hundred (22,500) shares of the Company’s common stock) (the “Options”) under the Company’s Amended and Restated 2000 Stock Option Plan subject to the terms and conditions of a Stock Option Grant Agreement to be entered into by the Company and the Consultant upon approval by the Board.

(4)
Expenses. The Company shall reimburse the Consultant for reasonable travel and other business expenses that are incurred by the Consultant in the performance of the Consulting Services upon the presentation to the Company of appropriate written documentation for such expenses.

(5)
Independent Contractor. The Consultant and the Company agree that for the purposes of this Agreement, the Consultant shall be an independent contractor and not an employee of the Company. Except for the compensation and expense reimbursement provided for in Sections 3 and 4, respectively, the Consultant will not be entitled to any salary or other compensation from the Company and will not receive any employee benefits or any sick, holiday or vacation pay from the Company. The Company will not withhold income taxes or pay social security or unemployment taxes for the Consultant, and the Consultant will be responsible for all income and other tax liability arising out of this Agreement. The Consultant shall have no authority to enter into contracts which bind the Company or otherwise create obligations on the part of the Company.

(6)
Termination of Consultancy. The Company shall have the right to terminate this Agreement at any time during the term of this Agreement for any reason, including, without limitation, a finding by the Board that the Consultant’s relationship with the Company under this Agreement shall cause him to no longer be an “independent director” as defined under Nasdaq Marketplace Rule 4200(a)(15). Upon such termination, the Company shall have no further liability for compensation or other benefits to the Consultant under this Agreement except for such amounts that have been earned prior to the date of termination and remain unpaid as of such date.

(7)	Nondisclosure.

(a)
The Consultant covenants and agrees that, at all times from and after the Commencement Date, he shall keep completely confidential and retain in strictest confidence and shall not directly or indirectly disclose, communicate or divulge to any Person other than the Company and its Subsidiary, and their respective employees, officers and agents, to whom such disclosure is necessary in the Ordinary Course of Business, or use for the benefit of any Person other than the Company or its Subsidiaries, any Proprietary Information. The restriction contained in the preceding sentence shall not apply to any Proprietary Information that (i) is a matter of public knowledge on the Commencement Date, (ii) becomes a matter of public knowledge after the Commencement Date solely from a source other than the Consultant or any other Person subject to an obligation of confidentiality to the Company or (iii) is required by law or by the order of any court or government agency, or in any litigation or similar proceeding to be disclosed; provided, that the Consultant shall, prior to making such legally required or compelled disclosure, notify the Company in order to permit the Company to seek an appropriate protective order and, upon such disclosure, shall request confidential treatment thereof.

(b)
All Proprietary Information shall be, become and remain the exclusive property of the Company. Upon the termination of the Consulting Period, all originals, copies and reprints of the Proprietary Information in the Consultant’s possession, custody, or control shall be promptly surrendered and/or delivered to the Company, and the Consultant shall thereafter make no further use, either directly or indirectly, of any such Proprietary Information, provided that the Consultant shall not be obligated to deliver to the Company or prohibited from using such written information as is a matter of public knowledge through no action on his part on or prior to the date of the termination of the Consulting Period (whether pursuant to this Agreement or otherwise).

(8)	Covenants Not to Compete.

(a)
The Consultant covenants and agrees that he will not at any time during the Consulting Period, directly or indirectly, for himself or through or on behalf of any other Person, whether as employee, owner, partner, agent, director, officer, consultant, or shareholder (except as the holder of not more than one percent (1%) of the outstanding shares of a corporation whose shares are Publicly Traded) or in any other capacity, do any of the following: (i) invest in, carry on, engage in or conduct or become involved in the Business or propose to engage in the Business within the Area, (ii) establish any Person that engages in the Business or proposes to engage in the Business within the Area, (iii) be affiliated or connected with any Person that engages in the Business or proposes to engage in the Business in the Area, (iv) solicit, divert or accept business from or otherwise take away or interfere with any customer of or supplier to the Company, or any distributor or seller of products of the Company, including without limitation any Person who was a customer, supplier or distributor or whose business was being pursued by the Company (A) during the period in which he serves as a consultant to the Company, (B) one (1) year after the date as of which he ceases serve as a consultant to the Company or (v) solicit or attempt to solicit the employment of any Person employed by the Company or any of its Affiliates or in any manner induce or attempt to induce any Person employed by the Company or any of its Affiliates to leave such employment.

(b)
The Consultant hereby acknowledges that the scope and duration of the restriction imposed in the provisions set forth above are fair and reasonable and are reasonably required for the protection of the Company’s proprietary information and the goodwill associated with the Business. It is the desire and intent of the parties that such provisions shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any portion or provision set forth above is declared illegal, invalid, or unenforceable by a court of competent jurisdiction, then this Agreement shall be deemed amended to modify or delete therefrom the portion thus declared illegal, invalid, or unenforceable, and the remainder of this Agreement (or the application of such portion or provision in circumstances other than those as to which it is so declared illegal, invalid, or unenforceable) will not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. In the event that any of the provisions set forth above are determined by any court of competent jurisdiction to be unenforceable by reason of excessive scope, geographic area, or duration, such provisions will be deemed to extend only to the maximum scope, geographic area, and duration as to which it may be enforceable, and the court shall revise the restrictions contained herein to cover such maximum scope, geographic area, and duration. For the purposes of this Section 8, the parties hereto agree that the covenants contained in Section 8(a) shall be construed as a series of separate covenants, one for each geographical subdivision which comprises the Area and, except for geographic coverage, each separate covenant shall be deemed identical.

(9)
Acknowledgments; Injunctive Relief. The Consultant acknowledges the confidential and secret nature of the Proprietary Information. The Consultant also acknowledges that the Company has devoted considerable time, expense and other resources to the development or acquisition of the Proprietary Information. In light of this expenditure of time, money and resources by the Company, the Consultant further acknowledges (i) that all of the Proprietary Information has great economic value and is proprietary to the Company, (ii) that his violation of this Agreement would cause the Company to suffer irreparable damage and (iii) that the character, periods and geographical areas and the scope of restrictions on the Consultant’s activities during the Consulting Period are fair and reasonably required for the protection of the Company. Therefore, in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company shall be entitled to apply to any court of competent jurisdiction for an injunction restraining the Consultant from committing or continuing any violation of Sections 7 or 8 of this Agreement, and the Consultant shall not object to such application except to litigate whether, in fact, he has violated Sections 7 and/or 8 of this Agreement.

(10)
Notice.All notices, requests, consents and other communications hereunder shall be deemed given: (i) when delivered if delivered personally (including by courier); (ii) on the third day after mailing, if mailed, postage prepaid, by registered or certified mail (return receipt requested); (iii) on the day after mailing if sent by a nationally recognized overnight delivery service which maintains records of time, place, and receipt of delivery; or (iv) upon receipt of a confirmed transmission, if sent by telex, telecopy or facsimile transmission, in each case to the parties at the following addresses or to other such addresses as may be furnished in writing by one party to the other in accordance herewith, except that notices of change of address shall be effective only upon receipt:

Ifto the Consultant:

Llewellyn J. “Bud” Evans, Jr.
7076 Glanamman Way
Warrenton, VA 20187
United States of America
(540) 341-4732
ljevans@sfifinancial.com

If to the Company:

Vice President of Administration
Millennium Cell Inc.
One Industrial Way West
Eatontown, New Jersey 07724
Fax: (732) 542-4010

The Consultant shall promptly notify the Company in writing, in accordance herewith, of any change of address during the Consulting Period.

(11)
Disclosure. The Consultant acknowledges that the identity of the Consultant may be publicly disclose and highlighted in the Company’s press releases, filings and submissions to the U.S. Securities and Exchange Commission, and by any other means selected by the Company.

(12)
Invalid or Unenforceable Provisions. In the event that any part of this Agreement shall be held to be unenforceable or invalid, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part hereof.

(13)
Benefit and Burden. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective legatees, distributees, executors, administrators, personal or legal representatives, successors and permitted assigns.

(14)
Indemnification. The Consultant agrees to save and hold the Company harmless from and against any claim, loss or damage whatsoever (including reasonable attorneys’ fees and other costs of enforcement of this Agreement) arising out of a breach by the Consultant of his obligations under this Agreement. The foregoing shall be in addition to, and not in limitation of, any rights the Company may have against the Consultant arising out of or in connection with this Agreement.

(15)
Modifications. No change or modification of this Agreement shall be valid unless the same is in writing and signed by all the parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against whom it is sought to be enforced. The failure of either party at any time to insist upon strict performance of any condition, promise, agreement or understanding set forth herein shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of the same or other conditions, promises, agreements or understandings at a future time.

(16)
Entire Agreement. This Agreement contains all of the promises, agreements, conditions, understandings, warranties and representations between the parties hereto with respect to the subject matter hereof, and there are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, between them with respect to such matters other than as set forth herein. Any and all prior agreements between the parties hereto with respect to such matters are hereby revoked and are deemed null and void. This Agreement is intended by the parties to bean integration of any and all prior agreements or understandings, oral or written, with respect to the subject matter hereof.

(17)
Governing Law. This Agreement, including without limitation, the interpretation, construction, validity and enforceability thereof, shall be construed and enforced in accordance with and governed by the laws of the state of New York, without regard to such jurisdiction’s conflict of laws principles.

(18)
Forum Selection And Consent to Jurisdiction. Any legal action or proceeding with respect to this Agreement may be brought in any state or federal court in the county of New York, in the state of New York and, by the execution and delivery of this Agreement, the Company and the Consultant each hereby irrevocably accepts for itself or himself and in respect of any of its or his property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Company and the Consultant further irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by hand delivery or by registered or certified mail, postage prepaid, to the Company or the Consultant at the addresses set forth in Section 10, such service to become effective upon hand delivery (including by courier) or ten (10) days after such mailing. The Company and the Consultant hereby irrevocably waive to the fullest extent they may effectively do so, any objection they may have to venue and the defense of an inconvenient forum to the maintenance of such actions or proceedings.

(19)
Headings. The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement.

(20)	Survival. Notwithstanding anything contained in this Agreement to the Contrary, the covenants contained in Sections 7 and 8 shall survive the termination of this Agreement.

(21)
Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and both of which, taken together, shall constitute one and the same instrument. Any such counterpart may be executed by facsimile signature with only verbal confirmation, and when so executed and delivered shall be deemed an original and such counterpart(s) together shall constitute only one original.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

MILLENNIUM CELL INC.

By:	/s/ George Zalepa
Name: George Zalepa
Title: Vice President of Administration

CONSULTANT:

/s/ Llewellyn J. “Bud” Evans, Jr.
Name: Llewellyn J. “Bud” Evans, Jr.